Filed pursuant to Rule 424(b)(3)

Registration No. 333-102550

PROSPECTUS

2,251,320 Shares

CAPTIVA SOFTWARE CORPORATION

Common Stock

This prospectus relates to the resale of up to 2,251,320 shares of common stock, par value $0.01 per share, of Captiva Software Corporation, a Delaware corporation, that the stockholders whom we refer to in this document as the “Selling Stockholders” may offer from time to time. As used herein, “Selling Stockholders” includes the selling stockholders named in the table under “Selling Stockholders” in this prospectus. The Selling Stockholders are named in this prospectus under the section entitled “SELLING STOCKHOLDERS” beginning on page 15. The Common Stock being offered by this prospectus was issued to the Selling Stockholders in connection with the merger between Captiva Software Corporation, a California corporation (“Old Captiva”), ActionPoint, Inc., a Delaware corporation (“ActionPoint”), and Condor Merger Corp., a California corporation and wholly owned subsidiary of ActionPoint, Inc. (“Merger Sub”), whereby, among other things, Merger Sub was merged with and into Old Captiva and Old Captiva became the surviving corporation and a wholly owned subsidiary of ActionPoint. In connection with the merger, ActionPoint was renamed Captiva Software Corporation. We registered the original issuance of the 2,251,320 shares of our Common Stock to the Selling Stockholders pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission on April 26, 2002, as amended from time to time. References in this prospectus to “we,” “our” and “us” refer to Captiva Software Corporation.

As described herein under “USE OF PROCEEDS,” we will not receive any of the proceeds from the sale of the shares of our Common Stock by the Selling Stockholders.

Subject to the restrictions described in this prospectus, the Selling Stockholders (directly, or through agents or dealers designated from time to time) may sell the Common Stock being offered by this prospectus from time to time on terms to be determined at the time of sale. The prices at which these stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. To the extent required, the number of shares of Common Stock to be sold, purchase price, public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement. See “PLAN OF DISTRIBUTION” beginning on page 18.

Our Common Stock is quoted on The Nasdaq National Market under the symbol “CPTV.” On April 24, 2003 the last reported sales price of our Common Stock as reported on The Nasdaq National Market was $3.87 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 30, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission (the “SEC”) on behalf of the Selling Stockholders utilizing a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time until this registration statement is withdrawn from registration by the issuer, sell the shares of our Common Stock being offered under this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that the Selling Stockholders may offer. To the extent required, the number of shares of our Common Stock to be sold, the purchase price, the public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering by any Selling Stockholder will be set forth in an accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION,” beginning on page 3.

You should rely only on the information contained or incorporated by reference into this prospectus or any related prospectus supplement. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. We are not, and the Selling Stockholders are not, making an offer of the shares of Common Stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC’s website at http://www.sec.gov.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information modified, supplemented or superseded by information contained directly in this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC which contain important information about our company and its financial condition:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Current Report on Form 8-K filed on August 5, 2002;

•	The description of our Common Stock contained in our registration statement on Form 8-A12B (File No. 001-13347) filed with the SEC on September 10, 1997, including any amendments or reports filed for the purpose of updating such description; and

•	The description of our Common Stock contained in our registration statement on Form 8-A (File No. 0-22292) filed with the SEC on August 23, 1993, as amended by Amendment No. 1 to our registration statement on Form 8-A filed with the SEC on September 7, 1993.

All documents filed by Captiva with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.

You may request free copies of any or all of these filings by writing or telephoning us at the following address:

Captiva Software Corporation

10145 Pacific Heights Blvd.

San Diego, CA 92121

(858) 320-1000

Attention: General Counsel

Information contained on our website is not part of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the terms of the Common Stock being offered by this prospectus, you should read this entire prospectus and the documents identified under the caption “WHERE YOU CAN FIND MORE INFORMATION,” beginning on page 3. In this prospectus, the terms “Captiva,” “we” and “our” refer to Captiva Software Corporation (formerly ActionPoint, Inc.) and our subsidiaries, except where it is clear that such terms mean only Captiva Software Corporation.

Captiva Software Corporation

We compete in the information capture industry. Information capture software and related services enable organizations to collect, organize and input paper and fax-based information into their installed computing systems, providing a critical bridge between the paper world and the digital world. We were formed when Captiva Software Corporation, a California corporation (referred to in this prospectus as Old Captiva), merged with a wholly owned subsidiary of ActionPoint Inc. (referred to in this prospectus as ActionPoint), whereby, among other things, Old Captiva became a wholly owned subsidiary of ActionPoint. The merger was completed on July 31, 2002. In connection with the merger, ActionPoint was renamed Captiva Software Corporation. As a result of the merger, we are now a provider of a more complete information capture solution.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 10145 Pacific Heights Boulevard, San Diego, California 92121 and our telephone number is (858) 320-1000. Our website is located at www.captivasoftware.com. Information contained on our website is not a part of this prospectus.

The Offering

Captiva securities being offered	Common Stock, par value $0.01 per share
Number of shares of Captiva Common Stock being offered	2,251,320 shares(1)
Common Stock authorized and outstanding as of March 31, 2003	8,864,151 shares
Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock covered by this prospectus.
Transfer Agent	EquiServe Trust Company, N.A.
Nasdaq National Market Symbol	CPTV

(1)	Each of these shares was issued to the Selling Stockholders on July 31, 2002 in connection with the merger described above.

The Selling Stockholders may sell the shares of Common Stock subject to this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Furthermore, the Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise.

Prior to making a decision about investing in our Common Stock, you should carefully consider the specific risks contained in the section entitled “RISK FACTORS” below, and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Prior to making a decision about investing in our Common Stock, you should carefully consider the specific risks detailed in this “RISK FACTORS” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing or incorporated by reference in the registration statement of which this prospectus is a part. Risks and uncertainties, in addition to those we describe below, that are not presently known to us, or that we currently believe are immaterial, may also harm our business and operations. If any of the following risks occur, our business, results of operations and financial condition could be harmed. In that case, the price of our Common Stock could decline, and you may lose all or part of your investment.

The merger of ActionPoint and Old Captiva could harm key third party relationships.

The merger may harm our relationship with third parties with whom ActionPoint and Old Captiva had relationships prior to the merger. Uncertainties following the merger may cause these parties to discontinue or modify these relationships. Any changes in these relationships could harm our business. In addition, customers of Old Captiva and ActionPoint and other third parties may, in response to the merger, delay or defer decisions concerning whether to utilize our services and products. We could experience a decrease in expected revenue as a consequence of uncertainties associated with the merger. Any delay or deferral in those decisions by customers of Old Captiva and ActionPoint or other third parties could have a material adverse effect on our business.

Because of the unpredictability and variability of revenues from our products, we may not accurately forecast revenues or match expenses to revenues which could harm quarterly operating results and cause volatility or declines in our stock price.

Both ActionPoint’s and Old Captiva’s quarterly revenues, expenses and operating results varied significantly in the past and our quarterly revenues, expenses and operating results are likely to vary significantly in the future due to a variety of factors, including:

•	fluctuations in the size and timing of significant orders;

•	possible delays in recognizing licensing revenues;

•	the trend within the software industry for a large portion of orders to be booked late in a given calendar quarter;

•	uncertainty in the budgeting cycles of customers; and

•	the introduction of new or enhanced products.

We currently operate with virtually no software order backlog because software products are shipped shortly after orders are received. As a result, software revenues in any quarter are substantially dependent on orders booked and shipped throughout that quarter. In addition, we obtain a significant portion of our revenues from indirect sales channels over which we have little control. Moreover, expense levels are based to a significant extent on expectations of future revenues and therefore are relatively fixed in the short term. If revenue levels are below expectations, our operating results are likely to be harmed because only small portions of expenses vary with revenues.

As a result of these factors, we believe that revenues, expenses and operating results are likely to vary significantly between quarters in the future and comparisons of operating results from period-to-period will not necessarily be meaningful. As such, these comparisons should not be relied upon as the sole measure of our future performance. Our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

The loss of key employees pursuant to the merger of ActionPoint and Old Captiva may prevent us from achieving the anticipated benefits of the merger.

The merger of ActionPoint and Captiva has been and will continue to be followed by a period of integration and transition. This process may result in the loss of key employees. The loss of key employees could make it significantly more difficult to manage the critical functions of these two businesses and impair our ability to compete effectively against other input management software providers.

As a result of the merger, James Vickers, David Sharp and Matthew Albanese, the former executive officers of ActionPoint, may be entitled to significant severance benefits if they resign or if their employment is terminated under certain circumstances after the merger. The former executive officers may be entitled to resign and collect severance payments if they have suffered a material reduction in their authority or responsibility. In addition, Reynolds Bish, Rick Russo, Steven Burton and Blaine Owens are employees at will and may terminate their employment at any time.

Charges against earnings related to the merger of ActionPoint and Old Captiva have reduced and may continue to reduce our earnings, if any, during the post-merger integration period.

We have incurred direct transaction costs of approximately $1.7 million, including legal, accounting and financial advisory fees. In addition, we incurred integration costs associated with the merger of $2.1 million, including the payment of employee severance benefits, which are expected to be nonrecurring and were charged to operations in the third quarter of 2002, thereby increasing expenses for the quarter. We may incur additional merger-related integration costs.

Accounting charges resulting from the merger will continue to have a negative effect on earnings over future quarters.

The merger of ActionPoint and Old Captiva has resulted in approximately $13 million of goodwill and other intangible assets being recorded on the books of the combined company. Of this amount, up to approximately $6 million will be amortized as part of our cost of revenues over the next five years. These non-cash charges will negatively affect earnings during the amortization period, which could have a negative effect on our stock price.

If we cannot successfully integrate existing business operations of ActionPoint and Old Captiva, we may not achieve the anticipated benefits of the merger of ActionPoint and Old Captiva.

Integrating the business of Old Captiva and ActionPoint involves a number of risks, including:

•	the difficulties of the potential introduction of new or enhanced products;

•	the diversion of management’s attention from ongoing operations;

•	the difficulties and expenses in combining the operations, technology and systems of the two companies;

•	the difficulties in integrating the two companies’ key revenue-generating products and/or services in a way that would be accepted in the market;

•	the difficulties in the creation and maintenance of uniform standards, controls, procedures and policies;

•	the different geographic locations of the principal operations of ActionPoint and Old Captiva; and

•	the challenges in keeping and attracting customers.

In the past, as a private company Old Captiva was not subject to rigorous public disclosure and reporting obligations. Further, the process of combining the two companies could create uncertainty among employees about their future roles with us, thereby negatively affecting employee morale. This uncertainty may adversely affect the ability of the combined company to retain some of our key employees after the merger.

If we are to realize the anticipated benefits of the merger, the operations of Old Captiva and ActionPoint must be integrated and combined efficiently and effectively. There can be no assurance that the integration will be successful, or that the anticipated benefits of the merger will be realized.

ActionPoint and Old Captiva incurred losses in the past and we may incur losses in the future.

ActionPoint incurred losses of $1.9 million for the year ended December 31, 2001, and Old Captiva incurred losses of $0.4 million for the same period. Even if we maintain profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis. We will need to generate higher revenues while containing costs and operating expenses to become and remain profitable. Failure to do so may cause our stock price to decline.

We may not be able to compete successfully against current and potential competitors.

We believe competition in the input management software industry may intensify in the future. The market for forms processing and document capture solutions is very competitive and subject to rapid change. In addition, because there are relatively low barriers to entry into the software market, we may encounter additional competition from both established and emerging companies. Many potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than ours, in addition to significantly greater name recognition and a larger installed base of customers. As a result, these potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of competitive products than we can. There is also a substantial risk that announcements of competing products by potential competitors could result in the delay or postponement of customer orders in anticipation of the introduction of the competitors’ new products.

In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. These cooperative relationships may limit our ability to sell our products through particular reseller partners. Accordingly, new competitors or competitive cooperative relationships may emerge and rapidly gain significant market share. We also expect that competition will increase as a result of software industry consolidation. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share, any of which could harm our revenues, business and results.

If the market for input management software does not grow, our revenues may not grow.

The market for input management software is fragmented and extremely competitive. We have spent, and intend to continue to spend, considerable resources educating potential customers about our software products and the input management market in general. These expenditures may fail to achieve any additional degree of market acceptance for our products. The rate at which organizations have adopted ActionPoint and Old Captiva products has varied significantly in the past, and we expect to continue to experience such variations in the future. If the market for input management products grows more slowly than we anticipate, our revenues will not grow and our operating results will suffer.

If we are unable to respond in an effective and timely manner to technological change and new products in the industry, our revenues and operating results will suffer.

If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our products and services and use those of our competitors. The market for input management is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to continue to enhance our current products while developing and introducing new products on a timely basis that keep pace with technological developments and satisfy increasingly sophisticated customer requirements. As a result of the complexities inherent in our software, new products and product enhancements can require long development and testing periods. Significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could harm our operating results and financial condition. Both ActionPoint and Old Captiva experienced delays in the past in the release of new products and new product enhancements. We may fail to develop and market on a timely and cost effective basis new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of our products or reduce the likelihood that our new products and product enhancements will achieve market acceptance.

Software defects that are discovered in our products could damage our reputation, causing a loss of customers and resulting in significant costs and liabilities.

Our software products are complex and may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. In the past, both ActionPoint and Old Captiva discovered software errors in certain of their products after they were released to the market. In addition, our products are combined with complex products developed by other vendors. As a result, should problems occur, it may be difficult to identify the source or sources of the problems. Defects and errors, or end-user perception of defects and errors, found in current versions, new versions or enhancements of these products after commencement of commercial shipments may result in:

•	loss of customers;

•	damage to brand reputation;

•	delay in market acceptance of current and future products;

•	diversion of development and engineering resources; and

•	legal actions by customers.

The occurrence of any one or more of these factors could harm our operating results and financial condition.

If we cannot manage and expand international operations, our revenues may not increase and our business and results of operations would be harmed.

In 2002, our international sales represented approximately 25% of our revenues. We anticipate that, for the foreseeable future, a significant portion of revenues will be derived from sources outside the United States. We intend to continue to expand sales and support operations internationally. In order to successfully expand international sales, we may establish additional foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize our products for local markets, recruit additional international resellers and attempt to increase the productivity of existing international resellers. If we are unable to do any of the foregoing in a timely and cost-effective manner, our sales growth internationally, if any, will be limited, and our business, operating results and financial condition would be harmed. Even if we are able to successfully expand international operations, we may not be able to maintain or increase international market demand for our products. Our international operations are generally subject to a number of risks, including:

•	costs of customizing products for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	foreign currency exchange rate fluctuations; and

•	political and economic instability.

The majority of ActionPoint’s and Old Captiva’s historical revenues and costs have been denominated in United States dollars. However, we expect that in the future an increasing portion of revenues and costs could be denominated in foreign currencies. Although we do not currently undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, we may do so in the future. However, we do not have any plans to eliminate all foreign currency transaction exposure. Foreign currency exchange rate fluctuations and other risks associated with international operations could increase our costs which, in turn, could harm our business.

Our future success is dependent on the services of our key management, sales and marketing, technical support and research and development personnel, and those persons’ knowledge of our business and technical expertise would be difficult to replace.

Our products and technologies are complex, and we are substantially dependent upon the continued service of existing key management, sales and marketing, technical support and research and development personnel. All of these key employees are employees “at will” and can resign at any time. Moreover, some of these key employees may be entitled to receive severance benefits upon their termination or resignation. Mergers like that of ActionPoint and Old Captiva are followed by a period of transition that often results in changes in key employees. The loss of the services of one or more of these key employees could harm our business and slow product development processes or sales and marketing efforts.

If we fail to recruit and retain a significant number of qualified technical personnel, we may not be able to develop, introduce or enhance products on a timely basis.

We require the services of a substantial number of qualified technical support and research and development personnel. The market for these highly skilled employees is characterized by intense competition, which is heightened by their high level of mobility. These factors make it particularly difficult to attract and retain the qualified technical personnel required. We have experienced, and expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications. If we are unable to recruit and retain a sufficient number of technical personnel, we may not be able to complete development of, or upgrade or enhance, our products in a timely manner. Even if we are able to expand our staff of qualified technical personnel, they may require greater than expected compensation packages which would increase operating expenses.

We could be subject to potential product liability claims and third party litigation related to our products and services, and as a result our reputation and operating results may suffer.

Our products are used in connection with critical business functions and may result in significant liability claims if they do not work properly. Limitation of liability provisions included in our license agreements may not sufficiently protect us from product liability claims because of limitations in existing or future laws or unfavorable judicial decisions. Although neither ActionPoint nor Old Captiva experienced any material product liability claims in the past, the sale and support of our products may give rise to claims in the future which may be substantial in light of the use of those products in business-critical applications. Liability claims could require expenditure of significant time and money in litigation or payment of significant damages. Any claims for damages, whether or not successful, could seriously damage our reputation and business.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, our competitors might independently develop similar technology or duplicate our product or circumvent any patents or our other intellectual property rights. Due to rapid technological change in our market, we believe the various legal protections available for our intellectual property are of limited value. Instead, we seek to establish and maintain a technology leadership position by leveraging technological and creative skills of our personnel, new product developments and enhancements to existing products.

Substantial litigation regarding intellectual property rights exists in the software industry. To date we have been notified that our technologies infringe the proprietary rights of two other parties and have settled such claims on terms we consider to be favorable. There can be no assurance that others will not claim that we have infringed proprietary rights relating to past, current or future software or technologies. We could become subject to intellectual property infringement claims as the number of our competitors grows and as our software overlaps with competitive offerings. These claims, even if meritless, could be expensive, time-consuming to defend, divert our attention from the operation of our business and cause software shipment delays. If we infringe another party’s intellectual property rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the software that contains the infringing intellectual property. We may be unable to develop non-infringing technology or to obtain a license on commercially reasonable terms, if at all.

We license some technologies from third parties. Although these licenses include indemnifications, there can be no assurance that these technology licenses will not infringe the proprietary rights of others.

We depend upon software we license from third parties, the loss of which could harm our revenues.

We rely upon certain software licensed from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated. Such delays would materially adversely affect our business, operating results and financial condition.

If we were subject to a protracted infringement claim or one with a significant damage award, our operating results would suffer.

Substantial litigation regarding intellectual property rights and brand names exists in the software industry. We expect that software product developers increasingly will be subject to infringement claims as the number of products and competitors in this industry segment grows and the functionality of products in different industry segments overlaps. We are not aware that any of our products infringe any proprietary rights of third parties. However, third parties, some with far greater financial resources than ours, may claim infringement of their intellectual property rights by our products. Any such claims, with or without merit, could:

•	be time consuming to defend;

•	result in costly litigation;

•	divert management’s attention and resources;

•	cause product shipment delays; or

•	require us to enter into royalty or licensing agreements.

If we are required to enter into royalty or licensing agreements to resolve an infringement claim, we may not be able to enter into those agreements on favorable terms. A successful claim of product infringement against us, or failure or inability to either license the infringed or similar technology or develop alternative technology on a timely basis, could harm our operating results, financial condition or liquidity.

To manage our expected growth and expansion, we need to continue to improve and implement financial and managerial controls and continue to improve our reporting systems and procedures. If we are unable to do so successfully, we may not be able to manage growth effectively and our operating results may be harmed.

Our expected growth will place a significant strain on our management, information systems and resources. In order to manage this growth effectively, we will need to continue to improve our financial and managerial controls and reporting systems and procedures. Any inability of our management to integrate employees, products, technology advances and customer service into operations and to eliminate unnecessary duplication may have a materially adverse effect on our business, financial condition and results of operations.

If we are unable to build awareness of our brand, we may not be able to compete effectively against competitors with greater name recognition and our sales could be adversely affected.

If we are unable to economically achieve or maintain a leading position in input management software or to promote and maintain our brands, our business, results of operations and financial condition could suffer. Development and awareness of our brands will depend largely on our success in increasing our customer base. In order to attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may be required to increase our marketing and advertising budget or otherwise increase our sales expenses. There can be no assurance that our efforts will be sufficient or that we will be successful in attracting and retaining customers or promoting our brands. Failure in this regard could harm our business and results.

Most of our revenues are currently derived from sales and service of three software products. If demand for these products declines or fails to grow as expected, our revenues will be harmed.

Historically, ActionPoint derived substantially all of its revenues from the InputAccel product and PixTools software, and substantially all of Old Captiva’s revenues were generated from the FormWare product. Our future operating results continue to depend heavily upon continued and widespread market acceptance for the InputAccel, PixTools and FormWare products and enhancements to those products. A decline in the demand for any of these products as a result of competition, technological change or other factors may cause our revenues to decrease.

We may be unable to meet our future capital requirements and any inability to finance our operations could harm our business.

We cannot be certain that financing will be available to us on favorable terms when required, or at all. If we raise funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience dilution. We could require substantial working capital to fund our business. Each of ActionPoint and Old Captiva frequently experienced negative cash flows from operations in the past, and we may experience negative cash flow from operations in the future. Notwithstanding these factors, we believe that we have sufficient cash and cash equivalents to fund our operations for at least the next 12 months.

We rely upon contractual provisions and domestic copyright and trademark laws to protect our proprietary rights. Such laws may not be sufficient to protect our intellectual property from others who may sell similar products.

We believe that the steps we have taken to safeguard our intellectual property afford only limited protection. We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We license our software products primarily under license agreements with our customers. Our trade secrets may be inadvertently or unlawfully disclosed. In addition, competitors may develop technologies that are similar or superior to our technology or design that do not infringe our copyrights and this could reduce demand for our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing the unauthorized use of our products and proprietary information is difficult and, although we are not able to determine the extent to which piracy of our software products and proprietary information exists, such piracy is expected to be a persistent problem. In addition, the laws of many foreign countries do not protect proprietary rights and intellectual property as fully as the laws of the United States.

In the past, ActionPoint and Old Captiva depended heavily on service and other revenues to increase overall revenues, and we may not be able to sustain the existing levels of profitability of this part of our business.

Many ActionPoint and Old Captiva customers entered into service agreements which made up a significant portion of each company’s revenue in the past. Service and other revenues represented 43% of our total revenues for the year ended December 31, 2002. Service revenues represented 30% and 22% of ActionPoint’s total revenues for the years ended December 31, 2001 and 2000, respectively. Service revenues represented 54% and 48% of Old Captiva’s total revenues for the years ended December 31, 2001 and 2000, respectively. The level of service revenues in the future will depend largely upon our implementation services and ongoing renewals of customer support contracts by our growing installed customer base. Our service revenues could decline if third-party organizations such as systems integrators compete for the installation or servicing of our products. In addition, our customer support contracts might not be renewed in the future. Due to the increasing costs of operating a professional services organization, we may not be able to sustain profitability in this part of our business in the near future, or ever.

Our executive officers and directors, and entities affiliated with them, have substantial control over us, which could delay or prevent a change in the corporate control favored by non-affiliate stockholders.

Our executive officers and directors, and entities affiliated with them, beneficially own a significant percentage of our Common Stock. These parties acting together would be able to significantly influence any matters requiring approval of our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Provisions of our charter documents, Delaware law and our rights plan may have anti-takeover effects that could discourage or prevent a change in control, which may depress our stock price or cause it to decline.

Provisions of our certificate of incorporation and bylaws and a stockholder rights plan may discourage, delay or prevent a merger or acquisition of us that the majority of our stockholders may consider favorable. Provisions of our certificate of incorporation and bylaws:

•	prohibit cumulative voting in the election of directors;

•	eliminate the ability of stockholders to call special meetings; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

The terms of the rights plan are set forth in the rights agreement entered into by us and the rights agent. The rights granted pursuant to the rights agreement have anti-takeover effects, which may cause substantial dilution to any party that attempts to acquire us or our stock on terms that our board of directors determines are not in the best interests of our stockholders. Certain provisions of Delaware law also may discourage, delay or prevent a party from acquiring or merging with us, which may cause the market price of our Common Stock to decline.

We may not be able to maintain our listing on The Nasdaq National Market, in which event the liquidity and share price of our common stock will be adversely affected.

Our Common Stock is presently authorized for quotation on The Nasdaq National Market. Accordingly, we are subject to all the requirements of our listing agreement with Nasdaq. Certain events could cause us to have our status as a National Market Issuer terminated, including:

•	failure to maintain a closing bid price for our Common Stock of at least $1.00 per share for 30 consecutive trading days;

•	failure to maintain stockholders’ equity of at least $10.0 million;

•	failure to maintain an audit committee that comports to the independence and other standards of The Nasdaq National Market and the Securities and Exchange Commission; and

•	failure to timely hold annual meetings of stockholders and comply with other corporate governance requirements.

Our common stock has had a closing bid price below the $1.00 minimum within the last six months, but for fewer than 30 consecutive trading days. If our Common Stock fails to maintain a closing bid price of at least $1.00, it could result in the delisting of our stock on The Nasdaq National Market. If our stock is delisted and thus no longer eligible for quotation on The Nasdaq National Market, it could trade either as a Nasdaq Small Cap issue or in the over-the-counter market, both of which are viewed by most investors as less desirable and less liquid marketplaces. The loss of our listing on The Nasdaq National Market could reduce the liquidity and share price of our Common Stock and would complicate compliance with state blue-sky laws.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the SEC filings that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intend,” “plans,” “projects,” “seeks,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section entitled “RISK FACTORS,” beginning on page 6 that may affect the operations, performance, development and results of our business. Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, or if no date is stated, as of the date of this prospectus. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should understand that the following important factors, in addition to those discussed in the documents incorporated in this prospectus by reference, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

•	material adverse changes in economic conditions generally or in our markets;

•	future regulatory and legislative actions and conditions affecting our operating areas;

•	competition from others;

•	costs and disruptions relatd to the integration of the operations of Action Point and Old Captiva;

•	product demand and market acceptance;

•	our ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

•	our ability to expand into and successfully operate in foreign markets;

•	our ability to obtain and retain key executives and employees; and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the SEC.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

ABOUT CAPTIVA SOFTWARE CORPORATION

Captiva (Nasdaq: CPTV) is a leading provider of enterprise input management software solutions. Since 1989, Captiva’s award-winning products have been used to manage business critical information from paper, faxed and scanned forms and documents, Internet forms and XML data streams into the enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms and documents annually, converting their contents into information that is usable in database, document, content and other information management systems. Captiva’s technology serves thousands of users in insurance, financial services, government, business process outsourcing, direct marketing and various other markets. Additionally, Captiva markets software tools under the Pixel Translations brand to various hardware and software providers.

On March 4, 2002, ActionPoint entered into a merger agreement with Old Captiva. The merger was completed on July 31, 2002. In the merger, Old Captiva became a wholly owned subsidiary of ActionPoint and ActionPoint changed its name to Captiva Software Corporation.

USE OF PROCEEDS

All of our Common Stock being offered under this prospectus is being sold by the Selling Stockholders. We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders.

SELLING STOCKHOLDERS

Background

On July 31, 2002, a wholly owned subsidiary of ActionPoint merged with Old Captiva. In connection with the merger, ActionPoint was renamed Captiva Software Corporation and Old Captiva became its wholly owned subsidiary. Pursuant to the merger, the Selling Stockholders listed below were issued 2,251,320 shares of our Common Stock. Each of the Selling Stockholders listed below was an “affiliate,” as that term is defined under Rule 145 of the Securities Act, of Old Captiva at the time of the merger.

The number of shares being registered pursuant to this registration statement may be adjusted to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Table

The table below presents information regarding the Selling Stockholders and the shares that they may offer and sell from time to time under this prospectus. Each of the shares of Common Stock covered as to their resale under this prospectus is issued and outstanding. The following table sets forth:

•	the name of the Selling Stockholders;

•	the number and percent of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of any of the shares of our Common Stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus; and

•	the number and percent of shares of our Common Stock to be held by the Selling Stockholders after the offering of the resale shares, assuming all of the resale shares are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our Common Stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the listed Selling Stockholders. Except as described below, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The table assumes that the Selling Stockholders sell all of the shares offered under this prospectus. However, because the Selling Stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the sales. Information concerning the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Each of the selling stockholders that is affiliated with a registered broker-dealer purchased the shares in the ordinary course of business, and did not, at the time of the purchase of the shares, have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

The applicable percentages of ownership are based on an aggregate of 8,864,151 shares of our Common Stock issued and outstanding on March 31, 2003. The number of shares beneficially owned by the Selling Stockholders is determined under rules promulgated by the SEC; however, for the purpose of computing beneficial ownership of the Selling Stockholders listed below, each such stockholder is deemed to beneficially own the shares of Common Stock currently issued and outstanding and issuable upon exercise of outstanding stock options, as applicable, held by such Selling Stockholder.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered(2)(3)	Shares Beneficially Owned After Offering(3)
Selling Stockholders(1)	Number	Percent		Number	Percent
John E. Jones	2,342	*	2,342	0	0%
Edward H. Pendergast	4,183	*	4,183	0	0%
C.E. Unterberg, Towbin Capital Partners I, L.P. (4)	840,584	9.5%	285,153	0	0%
C.E. Unterberg, Towbin LLC (4)	840,584	9.5%	189,271	0	0%
UT Technology Partners I, L.P. (4)	840,584	9.5%	230,473	0	0%
UT Technology Partners II, L.P. (4)	840,584	9.5%	62,056	0	0%
UT Technology Fund Ltd. (4)	840,584	9.5%	73,631	0	0%
Enterprise Partners III, L.P. (5)	602,244	6.8%	535,668	20,000	*
Enterprise Partners Associates III, L.P (5).	602,244	6.8%	46,576	20,000	*
Nissho Electronics Corporation	12,145	*	12,145	0	0%
Novus Ventures, L.P.	183,828	2.1%	183,828	0	0%
Totem Investment Partners, L.L.C.	154,378	1.7%	154,378	0	0%
J.F. Shea & Co., Inc. (6)	471,621	5.3%	471,621	0	0%

*	Less than 1%
(1)	This table is based on information supplied to Captiva by the Selling Stockholders.
(2)	This registration statement also shall cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our Common Stock.
(3)	Assumes the sale of all shares that may be sold in the offering.
(4)	Includes 73,631 shares held by UT Technology Fund Ltd., 230,473 shares held by UT Technology Partners I, L.P., 62,056 shares held by UT Technology Partners II, L.P., 285,153 shares held by C.E. Unterberg, Towbin Partners I, L.P. and 189,271 shares held by C.E. Unterberg, Towbin LLC. C.E. Unterberg, Towbin Advisors, L.L.C. manages and serves as financial advisor to each of these entities and may be deemed the beneficial owner of the shares held by each entity. Each of these entities is affiliated with C.E. Unterberg, Towbin, LP, a registered broker-dealer.
(5)	Includes 535,668 shares held by Enterprise Partners III, L.P., 46,576 shares held by Enterprise Partners Associates III, L.P. and 20,000 shares issuable pursuant to options held by James Berglund. Enterprise Partners Venture Capital is the general partner for Enterprise Partners III, L.P. and Enterprise Partners Associates III, L.P. and may be deemed the beneficial owner of the shares held by each of the entities. Mr. Berglund is a general partner of Enterprise Partners Venture Capital.
(6)	Edmund H. Shea, Jr. has sole voting and dispositive powers with respect to shares held by J.F. Shea & Co., Inc.

Under Rule 415 under the Securities Act, we have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale from time to time of our Common Stock subject to this prospectus. Our Common Stock being registered under this prospectus is being registered to permit public secondary trading of such Captiva Common Stock. Subject to the restrictions described in this prospectus, the Selling Stockholders may offer our Common Stock being offered under this prospectus for resale from time to time. Because the Selling Stockholders may dispose of all or a portion of our Common Stock covered by this prospectus, we cannot estimate the number of shares of our Common Stock that will be held by each Selling

Stockholder upon the termination of any such disposition. In addition, subject to the restrictions described in this prospectus, the Selling Stockholders identified above may sell, transfer or otherwise dispose of a portion of the Common Stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “PLAN OF DISTRIBUTION,” beginning on page 18.

Captiva’s Relationships with Certain Selling Stockholders

The following is a summary of the material relationships between us and the Selling Stockholders within the past three years. John E. Jones and Edward H. Pendergast were formerly members of Old Captiva’s board of directors prior to the merger. James Berglund, a member of our board of directors, is a general partner of Enterprise Partners Venture Capital, the general partner of Enterprise Partners III, L.P. and its related entities. Mel Lavitt, a member of our board of directors, is Vice Chairman and Managing Director of C.E. Unterberg, Towbin, the general partner of C.E. Unterberg, Towbin Capital Partners I, L.P., C.E. Unterberg, Towbin LLC, UT Technology Partners I, L.P. and their related entities. Nissho Electronics Corporation is our product distributor in Japan.

PLAN OF DISTRIBUTION

The Selling Stockholders may resell under this prospectus up to 2,251,320 shares of our Common Stock that have been issued to the Selling Stockholders in connection with the merger. The Selling Stockholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The Selling Stockholders will act independently of Captiva in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers.

Subject to the restrictions described in this prospectus, the shares of our Common Stock being offered under this prospectus may be sold from time to time by the Selling Stockholders in any of the following ways:

•	Our Common Stock may be sold through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell our Common Stock as agent but may position and resell the block as principal to facilitate the transaction. Our Common Stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of our Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

•	Our Common Stock may be sold on any national securities exchange or quotation service on which our Common Stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

•	Our Common Stock may be sold in private sales directly to purchasers.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

Subject to the restrictions contained in the lock-up agreements, the Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-

dealers, subject to the restrictions contained in the lock-up agreements, which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any shares of a Selling Stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The shares may be sold by Selling Stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of each such Selling Stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of our Common Stock offered by this prospectus is being passed upon by Cooley Godward LLP, San Diego, California.

EXPERTS

The consolidated financial statements and financial statement schedule of Captiva Software Corporation (formerly ActionPoint, Inc.) incorporated in this Prospectus by reference to Captiva Software Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Captiva Software Corporation, a California corporation (Old Captiva) as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this Prospectus by reference to the Current Report on Form 8-K of Captiva Software Corporation filed on August 5, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Old Captiva’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.